Exhibit 97

SHOE CARNIVAL, INC.
AMENDED AND RESTATED
INCENTIVE COMPENSATION RECOVERY POLICY
(As amended and restated effective June 19, 2023)

Policy

The Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company”) has adopted this Amended and Restated Incentive Compensation Recovery Policy (this “Policy”) pursuant to, among other considerations, Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission (“SEC”) regulations promulgated thereunder, and applicable Nasdaq Stock Market (“Nasdaq”) listing standards. Subject to and in accordance with the terms of this Policy, (a) upon a Recoupment Event in connection with an Accounting Restatement, each Covered Executive shall be obligated to return to the Company, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive during the Lookback Period, and (b) upon a Recoupment Event for Misconduct by a Covered Executive, such Covered Executive shall be obligated, if and as determined by the Compensation Committee of the Board (the “Committee”), to return to the Company, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive.

Administration

This Policy will be administered by the Committee, and all determinations made by the Committee will be final and binding on all affected individuals.

Definitions

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).

“Covered Executive” means each of the Company’s current and former executive officers who is or was designated as an officer of the Company in accordance with Rule 16a-1(f) of the Exchange Act.

“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive-Based Compensation received by the Covered Executive during the Lookback Period over the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq. “Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with Misconduct, the Incentive-Based Compensation that was awarded, vested or paid or is scheduled to be vested or paid during, or for any performance period including, any fiscal year in which the Misconduct occurred, the three fiscal years preceding such fiscal year and any fiscal years subsequent to such fiscal year, which includes any proceeds from the sale of any equity-based Incentive-Based Compensation and is calculated net of taxes paid or payable by such Covered Executive with respect to such compensation.

“Financial Reporting Measures” are any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure and, in the case of Misconduct, any other annual or long-term cash-based incentive compensation or equity-based compensation.

“Lookback Period” means the three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

“Misconduct” means the commitment by a Covered Executive of fraud or intentional misconduct resulting in a violation of law that causes significant financial or reputational harm to the Company.

A “Recoupment Event” occurs when the Company is required to prepare an Accounting Restatement or when a Covered Executive commits Misconduct. For purposes of clarification, the only triggering event for a Recoupment Event in connection with an Accounting Restatement shall be the occurrence of the Accounting Restatement itself, and a Recoupment Event in connection with an Accounting Restatement shall not require any Misconduct or other action or involvement by the Covered Executive, or any other person, in connection with such Accounting Restatement.

“Required Restatement Date” means the earlier to occur of: (a) the date the Company’s Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

Amount Subject to Recovery

Incentive-Based Compensation that is subject to potential recovery under this Policy for an Accounting Restatement includes such compensation that is received by a Covered Executive (a) on or after the effective date of this amended and restated Policy (even if such Incentive-Based

Compensation was approved, awarded or granted prior to such effective date), (b) after the individual became a Covered Executive, (c) if that person served as a Covered Executive during the performance period for such Incentive-Based Compensation, and (d) while the Company has a class of securities listed on a national securities exchange or national securities association; provided, however, that to the extent recovery of compensation would have been covered by this Policy prior to its amendment and restatement, but is not covered by this Policy as amended and restated due to such compensation being received prior to the effective date of this amended and restated Policy, such compensation shall be recoverable as determined by the Committee under the terms of this Policy prior to its amendment and restatement.

For purposes of this Policy, Incentive-Based Compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure is deemed “received” in the Company’s fiscal period during which such Financial Reporting Measure is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

Incentive-Based Compensation that is subject to potential recovery under this Policy for Misconduct includes such compensation that is awarded or granted to a Covered Executive on or after the original March 9, 2022 effective date of this Policy.

The amount of Incentive-Based Compensation subject to recovery from a Covered Executive upon a Recoupment Event is the Erroneously Awarded Compensation, which amount shall be determined by the Committee.

Recovery of Erroneously Awarded Compensation

Promptly following a Recoupment Event for an Accounting Restatement, the Committee will determine the amount of Erroneously Awarded Compensation for each Covered Executive, and the Company will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to the Company.

Promptly following a Recoupment Event for Misconduct, the Committee will determine whether, in its discretion, there are appropriate circumstances to require recovery from a Covered Executive, taking into account all relevant facts and circumstances such as the extent of the Covered Executive’s involvement in the Misconduct that caused financial or reputational harm to the Company, the amount of incentive compensation involved, the likelihood of success in any action to enforce recovery, the possible costs of recovery, and whether requiring reimbursement or cancellation of Incentive-Based Compensation would prejudice the Company’s interest in any related proceeding or investigation. To the extent the Committee deems it appropriate to require recovery, the Committee will determine the amount of Erroneously Awarded Compensation for each Covered Executive who has committed such Misconduct, and the Company will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to the Company.

In both cases, if such repayment or return is not made within a reasonable time, the Company shall recover Erroneously Awarded Compensation in a reasonable and prompt manner using any lawful method, which may include, without limitation:

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requiring reimbursement of cash previously paid, as well as any Erroneously Awarded Compensation that is deferred and not yet payable, including any interest or earnings accrued;

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seeking recovery of any shares of Company stock that are Erroneously Awarded Compensation;
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seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
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offsetting such amount from any compensation the Company otherwise owes to the Covered Executive;
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cancelling outstanding vested or unvested equity awards;
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causing the forfeiture of any unpaid, vested or unvested, compensation; and
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taking any other remedial and recovery action permitted by law;

provided that recovery of any Erroneously Awarded Compensation must be made in compliance with Section 409A. The applicable Covered Executive shall also be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

Limited Exceptions for Accounting Restatements

Erroneously Awarded Compensation will be recovered in accordance with this Policy in the case of an Accounting Restatement unless the Committee determines that recovery would be impracticable and one of the following conditions is met:

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the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has first made a reasonable effort to recover the Erroneously Awarded Compensation; or
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the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.

Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to Nasdaq.

No Insurance or Indemnification

The Company and its affiliates and subsidiaries will not, and each Covered Executive shall be required to acknowledge that the Company will not, indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation (or related expenses incurred by the Covered Executive) pursuant to a recovery of Erroneously Awarded Compensation under this Policy, nor will it pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be applied and interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable regulations, rules or standards adopted by SEC or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. In the event that this Policy does not meet the requirements of Rule 10D-1, the SEC regulations promulgated thereunder, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed, this Policy shall be deemed to be amended to meet such requirements.

Reporting

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC rules and forms.

Indemnification of Policy Administrators

Any members of the Board who participate in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent permitted under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

Amendment; Termination

The Board may amend this Policy in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. Any Incentive-Based Compensation provided for in an employment agreement or any other compensatory plan, policy, program, award or agreement shall, as a condition to the grant of any benefit thereunder, be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement or other compensation plan, policy, program, award or agreement and any other legal remedies available to the Company. This Policy is in addition to any other clawback or compensation recovery, recoupment or forfeiture policy in effect or that may be adopted by the Company from time to time, or any laws, rules or listing standards applicable to the Company, including without limitation, the Company’s right to recoup any bonus or other compensation subject to Section 304 of the Sarbanes-Oxley Act of 2002.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Applicable Law

This Policy and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Indiana regardless of the application of rules of conflicts of laws that would apply to the laws of any other jurisdiction.